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                               February ___, 1998



[Name]
[Title]
Dresser Industries, Inc.
2001 Ross Avenue
Dallas, Texas  75201

Dear [        ]:

     Dresser Industries, Inc., on behalf of itself, its subsidiaries and stockholders, and any successor or surviving entity, wishes to encourage your continued service and dedication in the performance of your duties, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined in Subsection 1(h)) of the Company (as defined in Subsection 1(k)). The Board of Directors of the Company (the "Board") believes that the prospect of a pending or threatened Change of Control inevitably creates distractions, personal risks and uncertainties for its executives, and that it is in the best interests of Dresser Industries, Inc. and its stockholders to minimize such distractions to certain executives. The Board further believes that it is in the best interests of the Company to encourage its executives' full attention and dedication to their duties, both currently and in the event of any threatened or pending Change of Control.

     Accordingly, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued retention of certain members of the Company's management, including yourself, and the attention and dedication of management to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change of Control.

     In order to induce you ("Executive") to remain in the employ of the Company, and in consideration of your continued service to the Company, the Company agrees that you shall receive certain benefits in the event of a Change of Control, subject to the conditions set forth in this letter agreement (the "Agreement"). For purposes of this Agreement, references to employment with the Company shall include employment with a Subsidiary of the Company (as defined in Subsection 1(y)).

1. DEFINITIONS

     The meaning of each defined term that is used in this Agreement is set forth below.

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     (a)  ADDITIONAL PAY.  The meaning of this term is set forth in
Subsection 4(b).

     (b) AGREEMENT. The meaning of this term is set forth in the third paragraph of this Agreement.

     (c) AGREEMENT PAYMENTS. The meaning of this term is set forth in Subsection 4(e)(i).

     (d)  BENEFICIARIES.  The meaning of this term is set forth in Subsection
8(b).

     (e) BOARD. The meaning of this term is set forth in the first paragraph of this Agreement.

     (f) BUSINESS COMBINATION. The meaning of this term is set forth in Subsection 1(h)(3).

     (g) CAUSE. For purposes of this Agreement, "Cause" shall mean Executive's willful breach or failure to perform his employment duties. For purposes of this Subsection 1(h), no act, or failure to act, on the part of Executive shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that such action or omission was in the best interest of the Company. Notwithstanding the foregoing, Executive's employment shall not be deemed to have been terminated for Cause unless and until the Company delivers to Executive a certificate of a resolution duly adopted by the affirmative vote of not less than seventy-five percent (75%) of the entire membership of the Board, at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive's counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive has engaged in such willful conduct and specifying the details of such willful conduct.

     (h) CHANGE OF CONTROL. For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if there is a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule l4A of Regulation l4A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change of Control shall be deemed to have occurred if:

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          (1)  any "person" (as such term is used in Sections 13(d) and
     l4(d)(2), as currently in effect, of the Exchange Act) is or becomes a "beneficial owner" (as determined for purposes of Regulation l3D-G, as currently in effect, under the Exchange Act), directly or indirectly, of securities representing twenty percent (20%) or more of the total voting power of all of the Company's then outstanding voting securities. For purposes of this Agreement, the term "person" shall not include: (x) the Company or any of its Subsidiaries; (y) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries; or (z) an underwriter temporarily holding securities pursuant to an offering of such securities;

          (2) during any period of two (2) consecutive calendar years, individuals who at the beginning of such period constitute the Board and any new director(s) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office, who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (as such terms are used in Rule l4a-11 of Regulation l4A, as currently in effect, of the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

          (3) the stockholders of the Company approve a merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless following such Business Combination: (i) all or substantially all of the individuals and entities who were the "beneficial owners" (as determined for purposes of Regulation 13 D-G, as currently in effect, of the Exchange Act) of the outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, securities representing more than seventy percent (70%) of the total voting power of the then outstanding voting securities of the corporation resulting from such Business Combination or the parent of such corporation (the "Resulting Corporation"); (ii)

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     no "person" (as such term is used in Sections 13(d) and 14(d)(2), as currently in effect, of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or the Resulting Corporation, is the "beneficial owner" (as determined for purposes of Regulation 13D-G, as currently in effect, of the Exchange Act), directly or indirectly, of voting securities representing twenty percent (20%) or more of the total voting power of the then outstanding voting securities of the Resulting Corporation; and (iii) at least a majority of the members of the board of directors of the Resulting Corporation were members of the Board at the time of the execution of the initial agreement, or at the time of the action of the Board, providing for such Business Combination;

          (4) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company;

          (5) the Company sells or otherwise disposes of all or substantially all of the assets of Dresser Industries, Inc. and distributes the net proceeds of such sale or disposition to the holders of the common stock by dividend or redemption; or

          (6) any other event that a simple majority of the Board, in its sole discretion, shall determine constitutes a Change of Control;


     (i)  CODE.  The meaning of this term is set forth in Subsection 4(e)(i).

     (j) COMMITTEE. The "Committee" to hear any disputes of claims by the Executive under the Agreement shall be the Compensation Committee of the Board of Directors of the Company, or, if the Company has been acquired in a merger or acquisition by Halliburton Company, the Executive Management Committee of the surviving company consisting of William E. Bradford, Richard
D. Cheney, David J. Lesar and Donald C. Vaughn.

     (k) COMPANY. For purposes of this Agreement, the term "Company" shall mean Dresser Industries, Inc., including any surviving entity or successor to all or substantially all of its business and/or assets and the parent of any such surviving entity or successor.

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     (l)  CONTROLLED GROUP.  For purposes of this Agreement, "Controlled
Group" shall mean the Company and all of the Company's Subsidiaries.

     (m) DISABILITY. For purposes of this Agreement, "Disability" shall mean an illness, injury or similar incapacity which, 52 weeks after its commencement, continues to render Executive unable to perform the material and substantial duties of Executive's position or any occupation or employment for which Executive is qualified or may reasonably become qualified by training, education or experience. Any dispute as to the existence of a Disability upon which Executive and the Company cannot agree shall be resolved by a qualified independent physician selected by Executive (or, if Executive is unable to make such selection, by any adult member of Executive's immediate family or Executive's legal representative), and approved by the Company, such approval not to be unreasonably withheld. The decision of such physician made in writing to both the Company and Executive shall be final and conclusive for all purposes of this Agreement.

     (n) EMPLOYER. For purposes of this Agreement, "Employer" shall mean the Company or the Subsidiary, as the case may be, with which Executive has an employment relationship.

     (o) EXCHANGE ACT. This term shall have the meaning set forth in Subsection 1(h).

     (p) EXECUTIVE. This term shall have the meaning set forth in the third paragraph of this Agreement.

     (q) EXCISE TAX. This term shall have the meaning set forth in Subsection 4(e)(i).

     (r) GOOD REASON. For purposes of this Agreement, "Good Reason" shall mean, without the Executive's prior express written consent, the assignment to Executive of any duties inconsistent with Executive's status or responsibilities as in effect immediately prior to a Change of Control or a reduction in Executive's compensation (base or incentive compensation) from that existing prior to the Change of Control. Any claim by Executive that he has Good Reason shall be exclusively adjudicated on behalf of the Company by the Committee (as defined in Section 1(j) hereinabove). In making such determination, the Committee shall consider the Executive's employment status, responsibilities and compensation (if applicable) immediately prior to the Change of

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Control and Executive's employment status, responsibilities and compensation
(if applicable) following the Change of Control and shall take into consideration in responding to Executive, discussions with operational management and the Executive. The Committee shall respond to the Executive within 30 days of any submission by the Executive with respect to Good Reason.

     (s) GROSS-UP PAYMENT. The meaning of this term is set forth in Subsection 4(e)(i).

     (t) NOTICE OF TERMINATION. The meaning of this term is set forth in Subsection 3(b).

     (u) OTHER PAYMENTS. The meaning of this term is set forth in Subsection 4(e)(i).

     (v)  PAYMENTS.  The meaning of this term is set forth in Subsection
4(e)(i).

     (w) RESULTING CORPORATION. The meaning of this term is set forth in Subsection 1(h)(3).

     (x) RETIREMENT. For purposes of this Agreement, "Retirement" shall mean Executive's voluntary termination of employment with the Company, other than for Good Reason, and in accordance with the Company's retirement policy generally applicable to its employees or in accordance with any prior or contemporaneous retirement agreement or arrangement between Executive and the Company.

     (y) SUBSIDIARY. For purposes of this Agreement, "Subsidiary" shall mean any corporation of which fifty percent (50%) or more of the voting stock is owned, directly or indirectly, by the Company.

     (z) TAX CONSULTANT. The meaning of this term is set forth in Subsection 4(e)(ii).

     (aa) TERMINATE(D) OR TERMINATION. The meaning of this term is set forth in Subsection 3(a).

     (bb) TERMINATION DATE. For purposes of this Agreement, "Termination Date" shall mean:

          (i)  If Executive's employment is terminated for Disability, thirty
     (30) calendar days after Notice of Termination is given (provided that Executive shall not have

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     returned to the full-time performance of his duties during such thirty-day period); and

          (ii) If Executive's employment is terminated for Cause or Good Reason or for any reason other than death or Disability, the date specified in the Notice of Termination (which in the case of a termination for Cause shall not be less than thirty (30) calendar days and in the case of a termination for Good Reason shall not be less than thirty (30) calendar days nor more than sixty (60) calendar days, respectively, from the date such Notice of Termination is given).

2.   TERM OF AGREEMENT

     (a) GENERAL. This Agreement shall commence upon execution by Executive. This Agreement shall continue in effect through November 30, 1999; provided, however, that commencing on December 1, 1999, and every second anniversary thereafter, the term of this Agreement shall automatically be extended for two (2) additional years unless, not later than ninety (90) calendar days prior to the December 1 on which this Agreement otherwise automatically would be extended, the Company shall have given notice to Executive that it does not wish to extend this Agreement; provided further, however, that if a Change of Control of the Company shall have occurred during the original or any extended term of this Agreement, this Agreement shall continue in effect for a period of thirty-six (36) months beyond the month in which the Change of Control occurred. The term of this Agreement automatically shall be extended for three (3) additional years from the date of any public announcement of an event that would constitute a Change of Control as defined in this Agreement, provided however, that if any such announced event is not consummated within that three (3) year period, the original renewal term thereafter shall apply.

     (b) DISPOSITION OF EMPLOYER. In the event Executive is employed by a Subsidiary, the terms of this Agreement shall expire if such Subsidiary is sold or otherwise disposed of prior to the date on which a Change of Control occurs, unless Executive continues in employment with the Controlled Group after such sale or other disposition. If Executive's Employer is sold or disposed of on or after the date on which a Change of Control occurs, this Agreement shall continue through its original term or any extended term then in effect.

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     (c)  DEEMED CHANGE OF CONTROL.  If Executive's employment with Employer is terminated prior to the date on which a Change of Control occurs and such termination was at the request of a third party who has taken steps to effect a Change of Control, or otherwise was in connection with the Change of Control, then for all purposes of this Agreement, a Change of Control shall be deemed to have occurred prior to such termination.

     (d) EXPIRATION OF AGREEMENT. No termination or expiration of this Agreement shall affect any rights, obligations or liabilities of either party that shall have accrued on or prior to the date of such termination or expiration.

3.   TERMINATION FOLLOWING CHANGE OF CONTROL

     (a) ENTITLEMENT TO BENEFITS. If a Change of Control shall have occurred, Executive shall be entitled to the benefits provided in Section 4 hereof upon the subsequent Termination (as defined below) of his employment with the Company within three (3) years after the date of the Change of Control. For purposes of this Agreement, "Termination" shall mean a termination of Executive's employment that is not as a result of Executive's death, voluntary Retirement or Disability and (x) if by the Company, is not for Cause, or (y) if by Executive, is for Good Reason.

     (b) NOTICE OF TERMINATION. Any purported termination of Executive's employment by either the Company or Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with
Section 10. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice that indicates the specific provision(s) of this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision(s) so indicated. If Executive's employment shall be terminated by the Company for Cause or by Executive for other than Good Reason, the Company shall pay Executive his full, base salary through the Termination Date at the salary level in effect at the time Notice of Termination is given and shall pay any amounts to be paid to Executive pursuant to any other compensation or stock or stock option plan(s), program(s) or employment agreement(s) then in effect, and the Company shall have no further obligations to Executive under this Agreement.

     If, within thirty (30) calendar days after any Notice of Termination is given, the party receiving such Notice of

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Termination notifies the other party that a dispute exists concerning the grounds for termination, then, notwithstanding the meaning of "Termination Date" set forth in Subsection l(bb), the Termination Date shall be the date on which the dispute is finally resolved; provided that the Termination Date shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay Executive his full compensation including, without limitation, base salary, bonus, incentive pay and equity grants, in effect when the notice of the dispute was given, and continue Executive's participation in all benefits plans or other perquisites in which Executive was participating, or which he was enjoying, when the Notice of Termination giving rise to the dispute was given, until the dispute is finally resolved. Amounts paid under this Subsection 3(b) are in addition to and not in lieu of all other amounts due to Executive under this Agreement and shall not be offset against or reduce any other amounts due to Executive under this Agreement.

4.   COMPENSATION UPON A TERMINATION

     Following a Change of Control, upon Executive's Termination, Executive shall be entitled to the following benefits, provided that such Termination occurs during the three (3) year period immediately following the date of the Change of Control:

     (a) STANDARD BENEFITS. The Company shall pay to Executive, in cash, no later than the second business day following the Termination Date:

          (i) his full base salary through the Termination Date at the salary level in effect on either (x) the day on which Notice of Termination is given, or (y) the day immediately preceding the date of the Change of Control, whichever is higher;

          (ii) the annual bonus payable to Executive under any short-term incentive plan(s) or program(s) of the Company in which Executive participates following a termination of employment after a change of control, as defined in such plan(s) or program(s). If a change of control has not occurred within the meaning of such plan(s) or program(s), a change of control shall be deemed to have occurred with respect to Executive for the purpose of determining the bonus

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     payable to Executive based on a Change of Control occurring within the meaning of this Agreement; and

          (iii) the award payable to Executive under any long-term incentive plan(s) or program(s) of the Company in which Executive participates following a termination of employment after a change of control, as defined in such plan(s) or program(s). If a change of control has not occurred within the meaning of such plan(s) or program(s), a change of control shall be deemed to have occurred with respect to Executive based on a Change of Control occurring within the meaning of this Agreement.

In addition, the Company shall cause any welfare benefit or deferred compensation arrangement of the Company (other than stock options or a stock award) that Executive otherwise would become entitled to if he continued employment with the Company immediately to vest as of the Termination Date.

     (b)  ADDITIONAL BENEFITS.   The Company shall pay to Executive as
additional pay ("Additional Pay"), the product of (i) three (3), if the Notice of Termination is within twelve (12) months of the Change of Control, two (2), if the Notice of Termination is within twenty-four (24) to twelve
(12) months of the Change of Control, one (1) if the Notice of Termination is within thirty-six (36) to twenty-four (24) months of the Change of Control multiplied by (ii) the sum of (x) Executive's annual base salary in effect immediately prior to the Notice of Termination or, if greater, the Executive's annual base salary in effect immediately prior to the Change of Control and (y) Executive's annual bonus amount earned under the annual incentive plan of the Company for the fiscal year ending November, 1998, such bonus amount to be calculated on the basis that any performance factors have been achieved, which shall be deemed to be one hundred percent (100%) unless the performance actually achieved is greater than one hundred percent (100%) (for this purpose, if the Termination Date is prior to November 30, 1998 the Company's performance through the Termination Date shall be annualized based upon the actual number of days elapsed from the beginning of the fiscal year in which the Termination occurs through the Termination Date over a year of 360 days), in which case the actual performance level shall be utilized. The Company shall pay the Additional Pay to Executive in a lump sum, in cash, not later than the fifteenth calendar day following the Termination Date. The obligation of the Company to pay Additional Pay shall be offset by any severance benefit obligation of the Company to the

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Executive not provided for in this Agreement, unless such other severance benefit is waived by the Executive.

     (c) RETIREMENT BENEFITS. If not already vested, Executive shall be deemed fully vested as of the Termination Date in any Company retirement plan(s) (including the Company's retiree medical plan and Executive Life Insurance Program to the extent the Executive was eligible prior to the Termination Date) or other written agreement(s) between Executive and the Company relating to pay or other benefits upon retirement in which Executive was a participant, party or beneficiary immediately prior to the Change of Control, and any additional plan(s) or agreement(s) in which such Executive became a participant, party or beneficiary thereafter. In addition to the foregoing, for purposes of determining the amounts to be paid to Executive under such plan(s) or agreement(s), the years of service with the Company and the age of Executive under all such plans and agreements shall be deemed increased by the lesser of thirty-six (36) months or such shorter period of time as would render Executive sixty-five (65) years of age (the "Extension Period") and the Executive's compensation for purposes of calculating such benefits shall include for the Extension Period the Executive's salary and bonus amount calculated for purposes of Section 4(b)(x) and (y). For purposes of this Subsection 4(c), the term "plan(s)" includes, without limitation, the Company's qualified pension plan and non-qualified pension plans and any companion, successor or amended plan(s), and the term "agreement(s)" encompasses, without limitation, the terms of any offer letter(s) leading to Executive's employment with the Company where Executive was a signatory thereto, any written amendment(s) to the foregoing and any subsequent written agreement(s) on such matters. In the event the terms of the plans referenced in this Subsection 4(c) do not for any reason coincide with the provisions of this Subsection 4(c) (E.G., if plan amendments would cause disqualification of qualified plans), Executive shall be entitled to receive from the Company, under the terms of this Agreement, an amount equal to all amounts he would have received, at the time he would have received such amounts, had all such plans continued in existence as in effect on the date of this Agreement after being amended to coincide with the terms of this Subsection 4(c).

     (d) OTHER BENEFITS. The Company shall maintain for Executive for the three (3) year period (or longer if provided for under any separate benefit plan) immediately following the Termination Date, all perquisites and benefits enjoyed by Executive immediately prior to the Termination Date, including health benefits for Executive

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and his dependents and life insurance benefits under the Executive Life
Insurance Program.

     (e)  GROSS-UP PAYMENTS.

          (i) In the event any payment(s) or the value of any benefit(s) received or to be received by Executive in connection with Executive's Termination or contingent upon a Change of Control (whether received or to be received pursuant to the terms of this Agreement (the "Agreement Payments") or of any other plan, arrangement or agreement of the Company, its successors, any person whose actions result in a Change of Control or any person affiliated with any of them (or which, as a result of the completion of the transaction(s) causing a Change of Control, will become affiliated with any of them) ("Other Payments" and, together with the Agreement Payments, the "Payments")), in the opinion of the Tax Consultant (as defined below in Subsection 4(e)(ii)), would be subject to an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any other federal, state or local excise tax (any such excise or other tax, together with any interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), as determined as provided below, the Company shall pay to Executive an additional amount such that the net amount retained by Executive, after deduction of the Excise Tax on Agreement Payments and Other Payments and any federal, state and local income and employment tax and Excise Tax upon the payment(s) provided for by this Subsection 4(e)(i), and any interest, penalties or additions to tax payable by Executive with respect thereto, shall be equal to the total present value of the Agreement Payments and Other Payments at the time such Payments are to be made (the "Gross-Up Payment(s)"). The intent of the parties is that the Company shall be responsible in full for, and shall pay, any and all Excise Tax on any Payments and Gross-Up Payment(s) and any and all income and employment taxes (including, without limitation, penalties and interest) imposed on any Gross-Up Payment(s) as well as any loss of deduction caused by or related to the Gross-Up Payment(s) and the Company shall not be responsible for payment of any income tax and the Executive's portion of any employment tax imposed on all payments under the Agreement, other than payments under this Section 4(e).


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          (ii) All determinations required to be made under this
     Subsection 4(e), including, without limitation, whether and when a Gross-Up Payment is required, and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, unless otherwise set forth in this Agreement, shall be made by tax consultant(s) selected by the Company and reasonably acceptable to Executive ("Tax Consultant"). For purposes of determining the amount of any Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the Termination Date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The Company shall cause the Tax Consultant to provide detailed supporting calculations to the Company and Executive within fifteen (15) business days after notice is given by Executive to the Company that any or all of the Payments have occurred, or such earlier time as is requested by the Company. Within two (2) business days after such notice is given to the Company, the Company shall instruct the Tax Consultant to timely provide the data required by this Subsection 4(e) to Executive. All fees and expenses of the Tax Consultant shall be paid in full by the Company. Any Excise Tax as determined pursuant to this Subsection 4(e) shall be paid by the Company to the Internal Revenue Service or any other appropriate taxing authority on Executive's behalf within five (5) business days after receipt of the Tax Consultant's determination. If the Tax Consultant determines that there is substantial authority (within the meaning of Section 6662 of the Code) that no Excise Tax is payable by Executive, the Tax Consultant shall furnish Executive with a written opinion that failure to disclose or report the Excise Tax on Executive's federal income tax return will not constitute a substantial understatement of tax or be reasonably likely to result in the imposition of a negligence or any other penalty. Any determination by the Tax Consultant shall be binding upon the Company and Executive in the absence of material mathematical or legal error. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Tax Consultant hereunder, it is possible that Gross-Up Payments will not have been made by the Company that should have been made or that Gross-Up Payments

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     have been made that should not have been made, in each case, consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Subsection 4(e)(iii) below, and Executive is thereafter required to make a payment of any Excise Tax or any interest, penalties or addition to tax, the Tax Consultant shall determine the amount of underpayment of Excise Taxes that has occurred and any such underpayment and any interest, penalties or addition to tax shall promptly be paid by the Company to the Internal Revenue Service or other appropriate taxing authority on Executive's behalf or, if such underpayment has been previously paid by Executive to the appropriate taxing authority, to Executive. In the event the Tax Consultant determines that an overpayment of Gross-Up Payment(s) has occurred, any such overpayment shall be treated for all purposes as a loan to Executive with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code, due and payable within ninety (90) calendar days after written demand to Executive by the Company; provided, however, that Executive shall have no duty or obligation whatsoever to repay such loan if Executive's receipt of the overpayment, or any portion thereof, is includible in Executive's income and Executive's repayment of the same is not deductible by Executive for federal and state income tax purposes.

          (iii) Executive shall notify the Company in writing of any claim of which he is aware by the Internal Revenue Service or state or local taxing authority, that, if successful, would result in any Excise Tax or an underpayment of any Gross-Up Payment(s). Such notice shall be given as soon as practicable but no later than fifteen (15) business days after Executive is informed in writing of the claim by the taxing authority, and Executive shall provide written notice to the Company of the nature of the claim, the administrative or judicial appeal period, and the date on which any payment of the claim must be paid. Executive shall not pay any portion of the claim prior to the expiration of the thirty (30) day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any amount under the claim is due). If the Company notifies Executive in writing prior to the expiration of such thirty (30) day period that it desires to contest the claim, Executive shall:

[Name]
February __, 1998
Page 15


          (A) give the Company any information reasonably requested by the Company relating to the claim;

          (B) take such action in connection with contesting the claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation concerning the claim by an attorney selected by the Company who is reasonably acceptable to Executive; and

          (C) cooperate with the Company in good faith in order to effectively contest the claim;

     provided, however, that the Company shall bear and pay directly all costs and expenses (including, without limitation, additional interest and penalties and attorneys fees) incurred in such contests and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including, without limitation, interest and penalties thereon) imposed as a result of such representation. Without limitation upon the foregoing provisions of this Subsection 4(e)(iii), except as provided below, the Company shall control all proceedings concerning such contest and, in its sole opinion, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority pertaining to the claim. At the written request of the Company and upon payment to Executive of an amount at least equal to the claim plus any additional amount necessary to obtain the jurisdiction of the appropriate tribunal and/or court, Executive shall pay the same to the appropriate taxing authority and sue for a refund. Executive agrees to prosecute in cooperation with the Company any contest of a claim to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company requests Executive to pay the claim and sue for a refund, the Company shall advance the full amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless on an after-tax basis, from any Excise Tax or income tax (including, without limitation, interest and penalties thereon) imposed on such advance or for any imputed income on such advance. Any extension of the statute of limitations relating to assessment of any Excise Tax for the taxable year of Executive which is the subject of the claim is to be limited solely to the claim. Furthermore, the Company's

[Name]
February __, 1998
Page 16


     control of the contest shall be limited to issues for which a Gross-Up Payment would be payable hereunder. Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (iv) If, after the receipt by Executive of an amount advanced by the Company pursuant to Subsection 4(e)(iii) above, Executive receives from the taxing authority any refund of a claim or any additional amount that was necessary to obtain jurisdiction, Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Subsection 4(e)(iii) above, a determination is made that Executive shall not be entitled to any refund of the claim, and the Company does not notify Executive in writing of its intent to contest such denial of refund of a claim prior to the expiration of thirty (30) calendar days after such determination, then the portion of such advance attributable to a claim shall be forgiven by the Company and shall not be required to be repaid by Executive. The amount of such advance attributable to a claim shall offset, to the extent thereof, the amount of the underpayment required to be paid by the Company to Executive.

          (v) If, after the advance by the Company of an additional amount necessary to obtain jurisdiction, there is a final determination made by the taxing authority that Executive is not entitled to any refund of such amount, or any portion thereof, then such advance shall be repaid to the Company by Executive within thirty (30) calendar days after Executive receives notice of such final determination. A final determination shall occur when the period to contest or otherwise appeal any decision by an administrative tribunal or court of initial jurisdiction has been waived or the time for contesting or appealing the same has expired.

     (f) NO MITIGATION. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by Executive as the result of employment with another employer or by retirement or other benefits received from whatever source after the Termination Date or

[Name]
February __, 1998
Page 17


otherwise, except as specifically provided in this Section 4. The Company's obligation to make payments to Executive provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company or Employer may have against Executive or other parties.

5.   RETIREMENT BENEFITS

     In the event Executive remains employed with the Company or an entity affiliated with the Company on the anniversary of a Change of Control, Executive shall become vested in any retirement benefits, pursuant to the provisions of
Section 4(c) (without regard to the grant of additional service and age), as if the Executive had a Termination.

6.   DEATH AND DISABILITY BENEFITS

     In the event of the death or Disability of Executive after a Change of Control, Executive, or in the case of death, Executive's Beneficiaries (as defined below in Subsection 8(b)), shall receive the benefits to which Executive or his Beneficiaries are entitled under this Agreement and any and all retirement plans, pension plans, disability policies and other applicable plans, programs, policies, agreements or arrangements of the Company.

7.   LEGAL FEES AND EXPENSES

     The Company shall pay to Executive all legal fees and expenses as and when incurred by Executive in connection with this Agreement, including all such fees and expenses, if any, incurred in contesting or disputing any Termination or in seeking to obtain or enforce any right, payment or benefit provided by this Agreement, regardless of the outcome, unless, in the case of a legal action brought by or in the name of Executive, a decision is rendered that such action was not brought by Executive in good faith.

8.   SUCCESSORS; BINDING AGREEMENT

     (a) OBLIGATIONS OF SUCCESSORS. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent

[Name]
February __, 1998
Page 18


that the Company is required to perform it. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive had terminated employment for Good Reason following a Change of Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date.

     (b) ENFORCEABLE BY BENEFICIARIES. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees (the "Beneficiaries"). In the event of the death of Executive while any amount would still be payable hereunder if such death had not occurred, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's Beneficiaries.

     (c) EMPLOYMENT. Except in the event of a Change of Control and, thereafter, only as specifically set forth in this Agreement, nothing in this Agreement shall be construed to: (i) limit in any way the right of the Company or a Subsidiary to terminate Executive's employment at any time for any reason, or for no reason; or (ii) be evidence of any agreement or understanding, expressed or implied, that the Company or a Subsidiary will employ Executive in any particular position, on any particular terms or at any particular rate of remuneration.

9.   CONFIDENTIAL INFORMATION.

     Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company, the Subsidiaries and their respective businesses, which shall have been obtained during Executive's employment with the Employer and which shall not be public knowledge (other than by acts by Executive or his representatives in violation of this Agreement). After termination of Executive's employment with the Company or any Employer within the Controlled Group, Executive shall not, without prior written consent of the Company or the Employer, communicate or divulge any such information, knowledge or data to anyone other than the Company, the Employer or those designated by them. In no event shall an asserted violation of this Section 9 constitute a basis for

[Name]
February __, 1998
Page 19


deferring or withholding any amounts otherwise payable to Executive under this Agreement.

10.  NOTICE

     All notices and communications, including, without limitation, any Notice of Termination hereunder, shall be in writing and shall be given either by hand delivery to the other party, by registered or certified mail, return receipt requested, postage prepaid, or by overnight delivery service, addressed as follows:

[Name]
February __, 1998
Page 20


     If to Executive:

     [Name]
     [Title]
     Dresser Industries, Inc.
     2001 Ross Avenue
     Dallas, Texas  75201

     If to the Company:

     Dresser Industries, Inc.
     2001 Ross Avenue
     Dallas, Texas  75201
     Attn.: Vice President and General Counsel


or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be deemed given and effective when actually received by the addressee.

11.  MISCELLANEOUS

     No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Company's Chief Executive Officer or other authorized officer designated by the Board or an appropriate committee of the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any conditions or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware, to the extent not preempted by ERISA. All references to sections of the Code or the Exchange Act shall be deemed also to refer to any successor provisions of such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Sections 4, 5, 6 and 7 shall survive the expiration of the term of this Agreement.

[Name]
February __, 1998
Page 21


12.  VALIDITY

     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     If this Agreement sets forth the terms of our understanding on the subject matter hereof, kindly sign both originals of this letter and return to the Vice President and General Counsel of the Company one of the fully executed originals of this letter which will then constitute our Agreement on this subject.

Sincerely,

Dresser Industries, Inc.

By:
   ------------------------------------
   William Bradford
   Chairman and Chief Executive Officer


---------------------------------------
     [Name of Executive]